Exhibit 10.4
FOURTH AMENDMENT TO STANDARD OFFICE LEASE
(SIETE II - 3707 North 7th Street, Phoenix, Arizona 85014)
THIS FOURTH AMENDMENT TO STANDARD OFFICE LEASE (this “Fourth Amendment”) is dated 4/18/2023 (the “Amendment Date”), and made by ALTURAS SIETE II, LLC, an Idaho limited liability company (“Landlord”), and CASTLE BIOSCIENCES, INC., a Delaware corporation (“Tenant”), and amends that certain Standard Office Lease dated December 16, 2019 (the “Original Lease”), as previously amended by that certain First Amendment to Standard Office Lease dated February 16, 2021 (the “First Amendment”), that certain Second Amendment to Standard Office Lease dated November 23, 2021 (the “Second Amendment”), and that certain Third Amendment to Standard Office Lease dated February 9, 2023 (the “Third Amendment”, and together the Original Lease, the First Amendment, the Second Amendment, and the Third Amendment are referred to collectively as the “Lease”), between Landlord and Tenant, for the lease of those certain premises that consist of approximately 17,752 rentable square feet known as Suites 100B, 110, 305A, 307, 310, 320, and 330 (the “Existing Premises”) in the building located at 3707 North 7th Street, Phoenix, Arizona 85014 (the “Building”), as follows:
1.THIRD EXPANSION PREMISES. Commencing on the date of substantial completion of the Third Expansion Improvements (as defined below) (the “Third Expansion Commencement Date”), the Premises shall be expanded to include Suite 235 of the Building, consisting of approximately 4,350 rentable square feet, and Suite 315 of the Building, consisting approximately 3,097 rentable square feet, both as depicted on the space plan attached hereto as Exhibit A (the “Third Expansion Premises”). On and after the Third Expansion Commencement Date, the Premises shall be deemed to include both the Existing Premises and the Third Expansion Premises, for a total of approximately 25,199 rentable square feet. Any occupancy of the Third Expansion Premises by Tenant prior to the Third Expansion Commencement Date shall be subject to all terms and conditions of the Lease; provided that Tenant shall not be obligated to pay Basic Rental with respect to the Third Expansion Premises prior to the Third Expansion Commencement Date.
2.EXTENSION OF TERM. The Term is extended such that the Expiration Date shall be the last day of the one hundred eighteenth (118th) month following the Third Expansion Commencement Date.
3.BASIC RENTAL. Prior to the Third Expansion Commencement Date, Basic Rental shall remain as set forth in the Lease. Commencing on the Third Expansion Commencement Date, Basic Rental shall be as set forth in the table below:

Period	Annual Basic Rental Per Rentable Square Foot	Monthly Basic Rental
Third Expansion Date through 8/31/24	$21.50	$45,148.21
9/1/24 - 8/31/25	$22.00	$46,198.17
9/1/25 - 8/31/26	$22.50	$47,248.13
9/1/26 - 8/31/27	$23.00	$48,298.08
9/1/27 - 8/31/28	$23.50	$49,348.04
9/1/28 - 8/31/29	$24.00	$50,398.00
9/1/29 - 8/31/30	$24.50	$51,447.96
9/1/30 - 8/31/31	$25.00	$52,497.92
9/1/31 - 8/31/32	$25.50	$53,547.88
9/1/31 - 8/31/33	$26.00	$54,597.83

9/1/33 through Expiration Date	$26.50	$55,647.79
Tenant also shall be responsible for and shall pay all applicable rental tax. All such amounts shall be paid concurrently with Monthly Basic Rental.

4. TENANT’S PROPORTIONATE SHARE. Commencing on the Third Expansion Commencement Date, Tenant’s Proportionate Share shall increase to 46.6% (calculated based on the Premises containing 25,199 rentable square feet and the Building containing 54,072 rentable square feet).

5. PARKING RIGHTS. Commencing on the Third Expansion Commencement Date, and subject to the terms of the Lease, Tenant shall have the right to utilize parking at a ratio of up to 4:1000 (i.e., 101 total parking spaces), of which thirteen (13) parking passes shall be to the dedicated covered, reserved portion of the parking area serving the Project, at a rate of $45.00 per space, per month. Monthly parking charges shall be due and payable with Basic Rental payments.

6. CONDITION OF THIRD EXPANSION PREMISES; THIRD EXPANSION IMPROVEMENTS.

6.1 Construction Drawings; Permit. As soon as reasonably practicable following mutual execution and delivery of this Fourth Amendment, Tenant shall cause Tenant’s architect to prepare construction documents for the tenant improvements to the Third Expansion Premises (the “Third Expansion Improvements”). Tenant shall then forward the construction documents to Landlord for Landlord’s approval. The construction documents, as approved by Landlord and Tenant, shall be referred to herein as the “Approved Construction Documents”. Landlord’s approval of the Approved Construction Documents shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall apply for a building permit for the Third Expansion Improvements using the Approved Construction Documents (the “Permit”). Tenant shall provide the Permit to Landlord on or before October 1, 2023.

6.2 Third Expansion Improvements. Landlord, at its sole expense, agrees to construct the Third Expansion Improvements in accordance with the Approved Construction Drawings and the Permit; provided, however, Tenant shall be responsible for all costs of the Third Expansion Improvements that exceed fifteen dollars and no cents ($15.00) per rentable square foot of the Third Expansion Premises (which amount is $111,705.00) (the “Third Expansion Improvement Allowance”). Landlord’s construction of the Third Expansion Improvements shall be under the same terms and conditions as set forth in Exhibit D (Work Letter) to the Original Lease. Tenant shall pay all costs that exceed the Third Expansion Improvement Allowance on demand as Additional Rent. Subject to Landlord’s receipt of the Permit, after October 1, 2023, Landlord shall proceed with and complete the construction of the Third Expansion Improvements. After the Third Expansion Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of the Third Expansion Premises and satisfactory completion of the Third Expansion Improvements, in the form of Exhibit B attached to this Fourth Amendment. The failure of Tenant to take possession of the Third Expansion Premises shall not serve to relieve Tenant of its obligations arising on the Third Expansion Commencement Date or delay the payment of rent by Tenant. Delay by Landlord in delivering possession of the Third Expansion Premises or completing the Third Expansion Improvements shall not make Landlord liable for any damages arising therefrom.

6.3 Tenant Change Orders. If Tenant shall desire any changes to the Third Expansion Improvements, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Third Expansion Improvements that Tenant may request and that Landlord may agree to, shall be at Tenant’s sole cost and expense and if Landlord requests, shall be paid to Landlord upon demand and before execution of the change order.

6.4 Tenant’s Acknowledgement. Tenant acknowledges, represents and agrees to the following: (a) Tenant shall be responsible for making its own inspection and investigation of the Third Expansion Premises, (b) Tenant shall be responsible for investigating and establishing the suitability of the Third Expansion Premises for Tenant’s intended use thereof, and (c) except as set forth in this Fourth Amendment, Tenant is leasing the Third Expansion Premises “AS IS” based on its own inspection and investigation and not in reliance on any statement, representation, inducement or agreement of Landlord. By taking possession of the Third Expansion Premises, Tenant shall be deemed to have accepted the Third Expansion Premises as being in satisfactory condition and completed in accordance with any requirements of Landlord set forth herein.

7. REAL ESTATE BROKERAGE. Tenant represents that it has not had dealings with any real estate broker, finder or other person with respect to this Fourth Amendment, other than Cushman & Wakefield, who represents Landlord (the “Broker”), and that Tenant is not represented by a real estate broker, finder or other person with respect to this Fourth Amendment. Landlord shall pay the Broker a commission with respect to this Fourth Amendment pursuant to a separate agreement. If any other person shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or for performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other party for, from and against any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs, in connection with such claim or any action or proceeding brought on such claim.

8. CONDITION OF EXISTING PREMISES. Except as set forth in this Fourth Amendment, Tenant is in possession of and has accepted the Existing Premises and Tenant acknowledges that all work to be performed by Landlord in the Existing Premises as required by the terms of the Lease has been satisfactorily completed.

9. EXISTING CLAIMS. Tenant represents and warrants that there are no existing claims or causes of action against Landlord arising out of the Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Tenant has against the enforcement of the Lease by Landlord.

10. MISCELLANEOUS. Except as set forth in this Fourth Amendment, the Lease shall continue in full force and effect. This Fourth Amendment supersedes and replaces all previous terms in the Lease that may conflict with the terms in this Fourth Amendment. Capitalized terms used in this Fourth Amendment without definition will have the meaning stated in the Lease. This Fourth Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Fourth Amendment delivered by DocuSign, facsimile or scanned .pdf and emailed signatures, or any combination thereof, shall be deemed to have the same legal effect as delivery of an original signed copy of this Fourth Amendment. The warranties contained in this Fourth Amendment are made and given in addition to, and not in lieu of, any other warranties made in the Lease.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the Amendment Date.

LANDLORD:

ALTURAS SIETE II, LLC,
an Idaho limited liability company

By:	Alturas Capital Partners, LLC, a Delaware limited liability company

Its:	Manager

	By:	/s/ Travis Barney
	Print Name:	Travis Barney
	Title:	Manager

TENANT:

CASTLE BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Derek Maetzold -----------------------— /s/ Frank Stokes
Print Name:	Derek Maetzold ---------------------------— Frank Stokes
Title:	President and CEO -------------—------— Chief Financial Officer

EXHIBIT A
Space Plans of Third Expansion Premises

EXHIBIT B
Letter of Acceptance